HEIN + ASSOCIATES LLP
Certified Public Accountants and Consultants
with offices in Houston, Dallas and Los Angeles.
Telephone (303) 298-9600     Fax (303) 298-8118
717  17th Street, Suite 1600
Denver, Colorado 80202-3330



July 1, 1996

Secutities and Exchange Commission
Washintgon, D.C. 20549

RE:  American Rivers Oil Company

Gentlemen:

We confirm that the audit of American Rivers Oil Company is not yet completed and cannot be completed by the required filing date of July 1, 1996 without unreasonable cost and effort.

Sincerely

/s/  HEIN + ASSOCIATES LLP
- --------------------------
Hein + Associates LLP